Exhibit 99.2

Transcript of Portion of June 8, 2004 Conference Call Discussing
Certain Non-GAAP Financial Measures

Peter J. DiCorti (CFO):

Total operating expenses were 3% higher at $11 million, compared to last year. However, when the non-operating charges associated with severance, write downs of investments and special charges/recoveries are subtracted from both periods, fiscal 2004 expenses are lower by $105,000 this year over last year.

Net loss for the year was ($1 million), or ($0.05) loss per share, compared to net income of $119,000, or one cent earnings per basic and diluted share for the twelve months of last year.  On a proforma or Non-GAAP basis, which excludes severance charges, write-downs of investments, and special charges or recoveries, the net loss was ($525,000), compared to Non-GAAP net income of $187,000 last year.

End user revenue was 38 percent of total revenue, down from 47 percent in the prior year.  Indirect revenue, which consists of our ISV, solutions integrator and distributor channels, accounted for 62 percent of total revenue, compared to 53 percent for fiscal 2003 and is primarily due to product sales through our Russian distributor and a couple of larger ISV product sales.